Exhibit 3.2

CERTIFICATE OF ELIMINATION

OF

CERTIFICATE OF DESIGNATION

OF

SERIES D CONVERTIBLE PREFERRED STOCK

OF

VISLINK TECHNOLOGIES, INC.

Pursuant to Section 103 and 151(g) of the Delaware General Corporation Law

Vislink Technologies, Inc. (the “Corporation”), pursuant to the provisions of the Delaware General Corporation Law (the “DGCL”), does hereby certify and set forth as follows:

First: On November 8, 2022 the Board of Directors of the Corporation approved a resolution to eliminate the Corporation’s Certificate of Designation, Preferences and Rights (the “Certificate of Designation”) of the Series D Convertible Preferred Stock (the “Series D Preferred Stock”) filed with the Secretary of State of the State of Delaware on April 25, 2016;

Second: No shares of Series D Preferred Stock are issued and outstanding as of the date hereof, and the Corporation will not issue any additional shares of Series D Preferred Stock pursuant to the aforementioned Certificate of Designation of the Series D Preferred Stock;

Third: The Certificate of Designation of the Series D Preferred Stock is hereby eliminated; and

Fourth: This Certificate of Elimination shall be effective as of 5:00 p.m. Eastern Time on November 9, 2022.

Fifth: Upon effectiveness of the filing of this Certificate of Elimination, the shares that were previously designated under the Certificate of Designation as Series D Preferred Stock shall resume the status of authorized but unissued shares of preferred stock of the Corporation, issuable from time to time, in one or more series, pursuant to Section 4(b) of the Corporation’s certificate of incorporation, as amended and restated.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination of Certificate of Designation of Series D Convertible Preferred Stock to be signed by a duly authorized officer of the Corporation this 9th day of November, 2022.

VISLINK TECHNOLOGIES, INC.

/s/ Carleton M. Miller
Name:	Carleton M. Miller
Title:	Chief Executive Officer